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Exhibit 5.01

    Hinkle, Hensley, Shanor & Martin, L.L.P.

October 23, 2001

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, Texas 79101

Gentlemen:

    We are participating in the proceedings being had and taken in connection with the issuance and sale by Southwestern Public Service Company, a New Mexico corporation (herein called the Company), of up to $500,000,000 principal amount of unsecured debt securities (herein called the Securities). We have examined all statutes, records, instruments, and documents which, in our opinion, it is necessary to examine for the purpose of rendering the following opinion.

    Based upon the foregoing we are of the opinion that:

  1.
  The Company was incorporated and is now a legally existing corporation under the laws of the State of New Mexico; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement, Form S-3, to which this opinion is an exhibit; and has corporate power, right, and authority to create, issue, and sell the Securities.

  2.
  When and if (a) the Supplemental Trust Indenture relating to the Securities is duly authorized, executed, and delivered, and (b) the Securities are duly authorized, executed, authenticated, and delivered, and the consideration for the Securities has been received by the Company, all in the manner contemplated by the said Registration Statement, the Securities will be legally issued and binding obligations of the Company in accordance with their terms.
Respectfully submitted,
/s/ HINKLE, HENSLEY, SHANOR & MARTIN, L.L.P.

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  Exhibit 5.01